EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES SALE OF
PIER HOUSE RESORT AND SPA FOR $92.7 MILLION

DALLAS, March 3, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the sale of the Pier House Resort and Spa to Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”) for total consideration of $92.7 million. In connection with the transaction, Ashford Prime has assumed the existing $69 million property level debt financing that the Company closed in September 2013.
“We are pleased to complete the sale of this hotel to Ashford Prime which further improves our liquidity position and allows us to pursue other investment opportunities to create value for our shareholders,” said Monty J. Bennett, Ashford Trust's Chairman and Chief Executive Officer. “The sale of the Pier House Resort to Ashford Prime was contemplated at the time of the spin-off as we believed the Pier House was a natural fit for the high RevPAR portfolio of Ashford Prime. We believe this transaction will be mutually beneficial for both companies as they pursue their distinct investment strategies.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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